To the Board of Directors and Stockholders of Championlyte Holdings, Inc.


We have issued our report dated March 20, 2003, relating to the financial statements of Championlyte Holdings, Inc. (formerly known as Championlyte Products, Inc.) for the years ended December 31, 2002 and December 31, 2001 appearing in the Company's Form 10-KSB. Such reports have been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



                                         /s/ Radin Glass & Co., LLP
                                         Radin, Glass & Co., LLP
                                         Certified Public Accountants

New York, New York
August 13, 2003